Exhibit (a)(1)(H)

FOR IMMEDIATE RELEASE

Cegeka and CTG Announce Extension of Tender Offer for All Outstanding Shares of CTG

HASSELT, BELGIUM/LIMBURG and BUFFALO, N.Y. (September 21, 2023) – Cegeka Groep NV (“Cegeka”) and Computer Task Group, Incorporated (NASDAQ: CTG) (“CTG”) announced today that Chicago Merger Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of Cegeka, has extended the expiration date of its offer (the “Offer”) to acquire all of the outstanding shares of common stock of CTG, par value $0.01 per share (“Shares”), for $10.50 per Share, net to the seller in cash, without interest and less any applicable withholding taxes, pursuant to the Agreement and Plan of Merger, dated as of August 9, 2023, by and among Cegeka, CTG, and Merger Sub (the “Merger Agreement”).

The Offer, which was previously scheduled to expire at one minute after 11:59 P.M., Eastern Time, on September 20, 2023, has been extended until one minute after 11:59 P.M., Eastern Time, on October 13, 2023, unless the Offer is further extended or earlier terminated pursuant to the terms of the Merger Agreement.

Computershare, the depositary for the Offer, has indicated that as of 5:00 p.m., Eastern Time, on September 20, 2023, approximately 11,640,378.197500 Shares had been validly tendered into and not validly withdrawn from the Offer, representing approximately 76.5467%% of the outstanding Shares. Shareholders that have previously tendered their Shares do not need to re-tender their Shares or take any other action in response to this extension.

The Offer is being made pursuant to the terms and conditions described in the Offer to Purchase, dated August 23, 2023 (the “Offer to Purchase”), the related Letter of Transmittal and certain other offer documents, copies of which are attached to the Tender Offer Statement on Schedule TO filed by Cegeka and Merger Sub with the U.S. Securities and Exchange Commission (the “SEC”) on August 23, 2023, as each may be amended or supplemented from time to time.

The Offer is conditioned upon the fulfillment of certain conditions described in “The Tender Offer—Section 15—Conditions to the Offer” of the Offer to Purchase, including, but not limited to, the receipt of approvals from the Belgian Competition Authority and the Luxembourg Supervision Commission of the Financial Sector (the “Regulatory Condition”). The Offer was extended to allow additional time for the satisfaction of the Regulatory Condition and the other conditions described in the Offer to Purchase.

Georgeson is acting as information agent in the Offer. Computershare Trust Company, N.A. is acting as depositary and paying agent in the Offer. Requests for documents and questions regarding the Offer may be directed to Georgeson by telephone at 1-866-431-2096.

About Cegeka

Cegeka is an ambitious and leading IT solutions provider. In line with our motto, ‘In close cooperation,’ we strive to provide the best possible customer service and support our more than 2,500 customers in their digitization journey. Cegeka offers integrated end-to-end solutions in the fields of Data, Applications, and Infrastructure which are strongly interconnected.

Cegeka has over 6,000 employees with locations in Belgium, Luxembourg, the Netherlands, Germany, Austria, Romania, Moldova, Italy, the Czech Republic, Slovakia, Sweden, the United States, and Greece, and has a consolidated turnover of €871 million (in 2022). Cegeka is a European family-owned company. It was founded in 1992 by André Knaepen, who is currently the chairman of the board of directors. CEO Stijn Bijnens manages the Company from its head office in Hasselt, Belgium.

About CTG

CTG is a leading provider of digital transformation solutions and services that accelerate clients’ project momentum and achievement of their desired IT and business outcomes. We have earned a reputation as a faster, more reliable, results-driven partner focused on integrating digital technology into all areas of its clients to improve their operations and increase their value proposition. CTG’s engagement in the digital transformation process drives improved data-driven decision-making, meaningful business performance improvements, new and enhanced customer experiences, and continuous innovation. CTG operates in North America, South America, Western Europe, and India. CTG regularly posts news and other important information at www.ctg.com.

Important Information for Investors and Security Holders

The tender offer for all the outstanding common stock of CTG referred to in this press release commenced on August 23, 2023. The description contained in this press release is neither an offer to purchase nor a solicitation of an offer to sell any securities, nor is it a substitute for the tender offer materials that Cegeka has filed with the SEC. The solicitation and offer to buy the common stock of CTG will only be made pursuant to an offer to purchase and related tender offer materials. Cegeka has filed a tender offer statement on Schedule TO, and CTG has filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE TENDER OFFER MATERIALS (INCLUDING THE OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL, AND CERTAIN OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 CONTAIN IMPORTANT INFORMATION. ANY HOLDERS OF SHARES ARE URGED TO READ THESE DOCUMENTS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION THAT HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. The offer to purchase, the related letter of transmittal, and the solicitation/recommendation statement are available for free at the SEC’s website at www.sec.gov. Free copies of the offer to purchase, the related letter of transmittal, and certain other offering documents may be obtained by directing a request to Georgeson, the information agent for the tender offer, toll free at +1 866 431 2096. Copies of the documents filed with the SEC by CTG are available free of charge on CTG’s internet website at www.ctg.com or by contacting CTG’s Investor Relations Department at +1 716 887 7368.

In addition to the offer to purchase, the related letter of transmittal and certain other tender offer documents filed by Cegeka, as well as the solicitation/recommendation statement filed by CTG, have been filed with the SEC. CTG will also file periodic and current reports with the SEC. You may read and copy any reports or other information filed by Cegeka or CTG at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. CTG’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.

Forward Looking Statements

This press release contains statements that constitute “forward looking statements,” including statements that express the opinions, expectations, beliefs, plans, objectives, assumptions, or projections regarding future events or future results, including statements regarding the proposed acquisition of CTG by Cegeka (the “Proposed Acquisition”), in contrast with statements that reflect historical facts. In some cases, you can identify such forward-looking statements by terminology such as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project,” or “expect,” “may,” “will,” “would,” “could,” “potential,” “intend,” or “should,” the negative of these terms or similar expressions. Forward-looking statements are based on management’s current beliefs and assumptions and on information currently available to Cegeka and CTG. However, these forward-looking statements are not a guarantee of performance, and you should not place undue reliance on such statements.

Forward-looking statements are subject to many risks, uncertainties and other variable circumstances, including, but not limited to, the ability of the parties to satisfy the closing conditions for the Proposed Acquisition on a timely basis or at all, including the possibility that a governmental agency may prohibit, delay, or refuse to grant approval for the consummation of the Proposed Acquisition; statements about the expected timetable for completing the

Proposed Acquisition; uncertainties as to how many of CTG’s shareholders will tender their shares in the offer; the possibility that competing offers will be made; the occurrence of events that may give rise to a right of one or both of Cegeka and CTG to terminate the merger agreement; negative effects of the announcement of the Proposed Acquisition on the market price of CTG’s common stock and/or on it business, financial condition, results of operations, and financial performance (including the ability of CTG to maintain relationships with its customers, suppliers, and others with whom it does business); the effects of the Proposed Acquisition (or the announcement thereof) on CTG’s ability to retain and hire qualified professional staff and talent, including technical, sales and management personnel; competition for clients; the increased bargaining power of CTG’s large clients; the occurrence of cyber incidents and CTG’s ability to protect confidential client data; the partial or complete loss of the revenue CTG generates from its largest client, International Business Machines Corporation (IBM); the uncertainty of CTG’s clients’ implementations of cost reduction projects; the mix of work at CTG between IT Solutions and Services and Non-Strategic Technology Services, and the risk of disengaging from Non-Strategic Technology Services; currency exchange risks; risks associated with CTG’s domestic and foreign operations, including uncertainty and business interruptions resulting from political changes and actions in the U.S. and abroad, such as the conflict between Russian and Ukraine and recent developments in China, and volatility in the global credit and financial markets and economy; renegotiations, nullification, or breaches of contracts with clients, vendors, subcontractors or other parties; the impact of current and future laws and government regulations, as well as repeal or modification of such, affecting the IT solutions and services industry, taxes and CTG’s operations in particular; industry, economic, and political conditions, including fluctuations in demand for IT services; and consolidation among CTG’s competitors or clients. Such risks and uncertainties may cause the statements to be inaccurate and readers are cautioned not to place undue reliance on such statements. Many of these risks are outside of the control of Cegeka and CTG and could cause actual results to differ materially. The forward-looking statements included in this press release are made only as of the date hereof. Cegeka and CTG do not undertake, and specifically decline, any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect future events or developments, except as required by law.

A further description of risks and uncertainties relating to CTG can be found in CTG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as filed with the SEC, and in other documents filed from time to time with the SEC by CTG and available at www.sec.gov and www.ctg.com.

Media

For Cegeka:

Sergio Destino, Global Operational Marketing Director

sergio.destino@cegeka.com

+32 473 490832

For CTG:

Amanda LeBlanc, Chief Marketing Officer and Vice President, Global Marketing

amanda.leblanc@ctg.com

+1 225 772 8865